UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2007

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

5 Greenway Plaza, Suite 2700, Houston, Texas 77046-0504
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2007, Pogo Producing Company (the “Company”) entered into a Stockholders Agreement (the “Agreement”) settling a potential proxy contest previously announced by Third Point LLC and certain of its affiliates (collectively, “Third Point”) relating to the election of directors and proposed amendments to the Company’s Bylaws at the Company’s annual meeting of stockholders scheduled for May 15, 2007.

Pursuant to the Agreement, the Company’s Board of Directors will expand the Board from eight to 10 members and appoint Daniel S. Loeb and Bradley L. Radoff, designees of Third Point, to fill the new directorships, the terms of which will expire in 2007 and 2008.  Third Point has agreed not to engage in the solicitation of proxies or otherwise seek control of the Company through December 31, 2007.  The Board has agreed to nominate and recommend for election at the 2007 annual meeting the Third Point designee whose term expires at such meeting.  The Board is also entitled to offer a third new directorship to Robert B. Rowling of TRT Holdings, Inc., until 20 days after such meeting.

Mr. Loeb is the Chief Executive Officer of Third Point LLC and, along with Third Point, has reported beneficial ownership of 4,615,000 shares of the Company’s common stock, or approximately 7.9% of the shares outstanding.  Mr. Radoff is the Senior Portfolio Manager of Third Point LLC.  Mr. Loeb will serve on the Board’s Executive and Management Committees, and Mr. Radoff will serve on the Compensation, Nominating & Corporate Governance and Management Committees.  Messrs. Loeb and Radoff will be compensated for their service on the Board and their respective committees in accordance with the Company’s standard arrangements for nonemployee directors.

Third Point is entitled to nominate replacement designees if its Board representatives die or become disabled or their employment and affiliations with Third Point are terminated.  Third Point may also nominate replacement designees to fill a single vacancy from each of its two directorships if its representatives otherwise resign from the Board, subject to specified limitations.  Any replacements nominated by Third Point are subject to review and approval by the Nominating & Corporate Governance Committee and election by the Board, which approvals may not be unreasonably withheld or delayed.  Each of the Third Point designee directors automatically and irrevocably resigns as a director of the Company (without replacement nomination rights for Third Point) upon the first to occur of the following:

•                  the first date on which Third Point engages in any solicitation of proxies or certain other activities prohibited under the Agreement;

•                  the first date on which Third Point beneficially owns less than 5% of the shares of Company common stock outstanding; or

•                  the date on which the Agreement is terminated.

Prior to the 2008 annual meeting of stockholders, the Company has agreed not to adopt amendments to its Bylaws that change the notification provisions relating to stockholder proposals, prescribe any qualifications for directors or affect the ability of the stockholders to amend the Bylaws.  The Company also agreed to specified restrictions on the creation of new directorships and not to propose amendments to its certificate of incorporation for this time period.  Further, the Company will hold the 2008 annual meeting of stockholders no earlier than May 31, 2008 and no later than June 30, 2008.

At the 2007 annual meeting (and any other stockholder meeting held for the purpose of electing directors until December 31, 2007), Third Point will vote all their Company shares in accordance with the recommendation of the Board regarding director nominees.

The agreement contains a mutual non-disparagement provision between the parties, and Third Point has also agreed to keep Company information confidential, in each case for specified periods.

A copy of the Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by this reference.  This report contains only a summary of certain provisions of the Agreement.  The summary does not purport to be complete and is qualified by reference to the Agreement, which is filed as an exhibit hereto.  The Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. (Exhibit 10.1 is filed herewith; Exhibit 99.1 is furnished herewith and not deemed filed with the Commission.)

Exhibit Number	Description

10.1

Stockholders Agreement dated March 12, 2007 among Pogo Producing Company, Third Point LLC, Mr. Daniel S. Loeb, Mr. Bradley L. Radoff, Third Point Offshore Fund, Ltd., Third Point Ultra Ltd., Third Point Partners LP, Third Point Partners Qualified LP, and Lyxor/Third Point Fund Limited .

99.1	Press Release issued March 12, 2007 regarding the Stockholders Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pogo Producing Company

	By:	/s/ MICHAEL J. KILLELEA
Michael J. Killelea
Senior Vice President, General Counsel and Secretary
Date: March 13, 2007

EXHIBIT INDEX

Exhibit Number	Description

10.1

Stockholders Agreement dated March 12, 2007 among Pogo Producing Company, Third Point LLC, Mr. Daniel S. Loeb, Mr. Bradley L. Radoff, Third Point Offshore Fund, Ltd., Third Point Ultra Ltd., Third Point Partners LP, Third Point Partners Qualified LP, and Lyxor/Third Point Fund Limited.

99.1	Press Release issued March 12, 2007 regarding the Stockholders Agreement.